                                                                                                                                               NEWS RELEASE

                                                                                                                                               NASDAQ Symbol: "STRS"

Stratus Properties Inc.

                Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC. AMENDS

STOCKHOLDER RIGHTS PLAN

Austin, TX, November 13, 2003 - Stratus Properties Inc. (NASDAQ:STRS) announced today that its Board of Directors has amended its stockholder rights plan to increase the percentage ownership threshold at which the plan is activated.  The rights issued under the plan will now become exercisable whenever a person or group acquires or announces the intent to acquire 25 percent or more of Stratus’ common stock; the previous threshold was 20 percent.  If exercisable, each right would give the holder, other than the acquirer, the ability to purchase additional common stock from Stratus at 50 percent of the market price.

Stratus believes that the amended plan will continue to provide important protection for all of its stockholders.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located in the Austin, Texas area.

A copy of this press release and additional information about Stratus are available on our web site at http://www.stratusproperties.com .

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